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To:       Corporate Office Bonus Eligible Associates
From:     Bill Rice
Date:     May 23, 2000
Subject:  Fiscal Year 2001 Bonus Plan


Executive Summary

I am pleased to announce the Airgas Fiscal Year 2001 Bonus Plan.
The plan is similar to the Fiscal Year 2000 plan, but with some modifications.

The changes to the plan have resulted in a plan that better aligns the bonus program with our strategic plans and the emphasis placed on the need to grow sales in general and sales of Radnor brand products in particular.

After reviewing the plan, please sign the last page, the "Associate Acknowledgment," and return it to your Human Resources Department. This acknowledgment is required for your participation in the plan.

What's Different From Last Year's Plan

3.   What We Are Eliminating:

     O Cap on bonus plan payouts - this now means that your bonus plan payout is only limited by your achievements and that of Airgas. O Requirement that FY '01 EPS exceed that of FY '00 before a payout can be made.
     O The 120% achievement cap placed on debt repayment.

4.   What We Are Changing:

     O Airgas Consolidated Financial Factor to one measurement,
       Earnings Per Share (EPS). This is being done to simplify the bonus plan and to focus on one critical measurement.
     O The "One Airgas" factors to those that are critical to our success in FY '01. These factors will now be incorporated into Accountabilities and will no longer be a separate portion of the Plan. This also means that the Accountabilities portion of the bonus plan will have a weighting of 45% (it had been 35% during FY `00).
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     O Participation criteria.  You must be an active associate at time of payment to be eligible for a bonus. For this past year, the participation criteria was to be an active associate as of the end of the fiscal year.

See the applicable section of the Bonus Plan for details about these changes.

The Plan
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How much can I earn?  How does the plan actually work?

Based on your position, a bonus eligible associate has the opportunity to earn a percentage of his or her annual base salary (called your "targeted bonus opportunity"). This bonus is based upon the extent to which you and Airgas achieve certain results by the end of the fiscal year. Depending on the combined performance of these two, your bonus can be more or less than your targeted bonus opportunity. Any bonus earned is paid annually and is paid no later than 75 days following the end of the fiscal year.

Financial calculations are done using year-end data and taking into account acquisitions, divestitures and other unusual non-recurring events that occur during the fiscal year.

The following sections explain the two bonus categories (Airgas Consolidated Financials and Accountabilities). See Exhibit I for additional administration information about the plan. If you have questions after reading about the plan, please talk to your Manager.

Airgas Consolidated Financials
Overall Weighting - 55% of Your Bonus Opportunity

The factor measured under this portion of the plan and its weightings is:

Factor                   Weighting
------                   ---------

EPS                      100%

How do I calculate my bonus under this portion of the bonus plan?

Achievement of this portion of the plan will be based on EPS (after bonus accruals). The following chart shows the percentage of your bonus you earn based on different EPS amounts achieved.

We changed this factor to one measurement, Earnings Per Share (EPS). This was done so that all of our efforts are focused on the measurement that has the greatest impact on our stock price.
Additionally, it simplifies this portion of the plan since we now have only one measurement whereas in the past we had three.
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EPS                        % Payout

less than $0.53                  0%
$0.53 - $0.54                   10%
$0.55 - $0.56                   15%
$0.57 - $0.58                   25%
$0.59                           50%
$0.60                          100%
$0.61                          105%
$0.62                          110%
$0.63                          120%
$0.64                          130%
$0.65                          140%
$0.66                          150%

For each penny of EPS above $0.66, the bonus payout will increase
10%.

Assume the associate has a targeted bonus opportunity of $5,000 and EPS at the end of the fiscal year is $0.60, then

$0.60 EPS = 100% Achievement Percentage
55% x $5,000 x 100% = $2,750 (Bonus payment for this factor)


Accountabilities
Overall Weighting - 45% of Your Bonus Opportunity

The weighting for this portion of the Plan has increased from 35% in FY '00 to 45% in FY `01 since the "One Airgas" category has been merged into this section.

Your manager will meet with you to develop a list of measurable objectives that you and he or she agree are important to your personal development needs and/or support our goal of becoming "One Airgas."

All participants in this plan who can effect (either directly or indirectly) the achievement of the following "One Airgas" initiatives must have them included as part of their Accountabilities:

O Radnor brand product sales must be at least 10% of the
  Company's total hardgood sales for fourth quarter FY `01.
O All required vendor code and part number standardization must be completed and approved within the time frames specified.


When discussing your accountabilities with your manager, you and your manager will agree upon a weighting for each Accountability.
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Each Accountability must be given a weighting of at least 20%.
Therefore, you can have no more than five Accountabilities. The total of all weightings must equal 100%. All accountabilities should be clearly measurable and should represent "stretch" goals that are attainable yet challenging.

Included as Exhibit II is an Accountabilities template [not filed]. The template includes the worksheet used to document your Accountabilities.

What happens if the "One Airgas" factors do not apply to my position?

Your manager will then replace one or both of these factors
(depending on which factors do not apply to you) and replace them with objective, measurable Accountabilities that will apply to everyone in your department.

How do I calculate my bonus under this portion of the plan?

Your manager will determine the degree to which you accomplished each of your Accountabilities based on the measurement criteria established with you at the beginning of the fiscal year. For the "One Airgas" factors, achievement will be based on whether or not Radnor brand sales are at least 10% of Airgas' hardgood sales for the fourth quarter in FY `01.

The maximum achievement percentage for any Accountability, either individually or as a group, is 100%. The extent to which you achieved/completed your first Accountability is then multiplied by its weighting. This is repeated for the remaining Accountabilities. The product (results) from each Accountability is added together. This sum is then multiplied by 45% of your target bonus opportunity to determine the bonus earned under this portion of the plan.

For example, assume an associate has been assigned the following
Accountabilities:

Accountability I: All required vendor code and part number standardization must be completed and approved within the time frames specified.

Weighting: 40%

Accountability II: Radnor brand products must be at least 10% of the company's hardgood sales for fourth quarter FY '01.

Weighting: 30%
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Accountability III: Will develop a model to improve the pricing and profitability analysis on potential new business by December 30, 2000.

Weighting: 30%

At the end of the year, assume the associate has achieved:

Accountability I = 100% x 40% (weighting) = 40%
Accountability II = 80% x 30% (weighting) = 24%
Accountability III = 100% x 30% (weighting) = 30%

40% + 24% + 30% = 94%

Assume that the associate has a target bonus opportunity of $5,000:

45% x $5,000 x 94% = $2,115 (Bonus payment for this factor)


How It All Works

If you have any questions about the Plan, please talk to your
Manager.  He or she will be happy to answer your questions.
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                              EXHIBIT I

                           Administration


O An associate must be hired by December 31 of the current fiscal year (i.e., December 31, 2000) to be eligible to participate in this plan for the current fiscal year. A new hire's bonus opportunity will be pro-rated to reflect the number of months he or she was an associate of Airgas during the current fiscal year.

O An associate must be an active employee at time of payment to be eligible for a bonus. Payments will be made no later than 75 days following the end of the fiscal year.

O If an associate transfers from one Airgas company to another, his or her bonus calculation is based on the pro-rated time spent with each company. All calculations are done using year-end financial data. Accountabilities must be established by each company and performance will be measured against each group of accountabilities separately.

O If an associate is promoted during the fiscal year, new
  Accountabilities must be established to reflect the new position.

O If an associate is moved from a bonus eligible position to a non-bonus eligible position (or vice versa), the bonus calculation is pro-rated to represent the time worked by the associate as a bonus eligible employee. All calculations are done using year-end financial data.

O Bonus calculations are based on an associate's annual salary as of the last day of the fiscal year. However, if the associate is promoted (or demoted and the associate has had a reduction in salary) during the fiscal year, the calculation is done to reflect the pro-rated time spent in each position. All calculations are done using year-end financial data.

O If an associate is on a leave of absence at the end of the fiscal year, he or she will be eligible for a bonus provided that he or she returns to work as an active employee for at least one month
  within 13 weeks of the end of the fiscal year.   Any bonus paid will
  be pro-rated based upon the length of time an associate was an active employee during the fiscal year. The calculation will be made using year-end financial data. The bonus payment will be made in the next regularly scheduled payroll cycle at the end of the associate's first month of employment following his or her leave of absence.
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O If an associate is on a leave of absence during the fiscal year and returns to active status during the year, he or she will be eligible for a bonus. Any bonus paid will be pro-rated based upon the length of time an associate was an active employee during the fiscal year. The calculation will be made using year-end financial data.

O Accountabilities (individually or as a group) cannot have an achievement greater than 100%.

O Eligibility for participation is determined by the function manager (e.g., CFO; CIO; Senior Vice President, Legal and Corporate Development).

O Participants may be given the opportunity to elect to receive their bonus in stock, in lieu of cash. (If this option is made available at a later date, participants will receive additional information.)

O Nothing in this bonus plan changes an associate's at-will employment status.

O The Company reserves the right to modify or terminate this bonus plan or any of its components at its discretion.

O The Nominating and Compensation Committee, or its designate, is responsible for the administration of this plan.
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Exhibit II -- Accountabilities template [not filed]

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ASSOCIATE ACKNOWLEDGMENT


I acknowledge that I have received a copy of the Fiscal Year 2001 Bonus Plan. I further acknowledge that I understand that any Fiscal Year 2001 bonus I may be eligible for will be determined by the provisions of this bonus plan.



_______________________                           ______________________
Associate Printed Name                            Date


_______________________                           ______________________
Associate Signature                               Airgas Company